Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-123321 and 333-180369) pertaining to the Israeli Share Option Plan (2003) and 2006 Stock Option Plan of Mer Telemanagement Solutions Ltd. of our report dated March 28, 2016 with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2015.

Tel-Aviv, Israel March 28, 2016	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global